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                                                                   EXHIBIT 10.3


                                                                  March 5, 2002




Mr. James L. Pate
Chairman of the Board
Pennzoil-Quaker State Company
P. O. Box 2967
Houston, Texas  77252-2967

Dear Jim:

                  In order to take advantage of your substantial expertise, we propose the following Agreement to be effective as of March 5, 2002, concerning the provision by you of consulting services to Pennzoil-Quaker State Company for the period commencing March 5, 2002, and ending December 31, 2003.

                  In consideration of the mutual promises and understanding contained in this Agreement, you and Pennzoil-Quaker State Company agree as follows:

         1. The term of this Agreement shall commence on March 5, 2002, and end on December 31, 2003.

         2. You will perform consulting and advisory services on behalf of Pennzoil-Quaker State Company. Such services shall be performed at the request of the Board of Directors of Pennzoil-Quaker State Company, and in connection with your consulting and advisory duties, you will report to the Board of Directors of Pennzoil-Quaker State Company.

         3. Your services will be rendered primarily in the Pennzoil-Quaker State Company offices in Houston, Texas, and you may travel from time to time upon request by Pennzoil-Quaker State Company.

         4. In the performance of your services hereunder, the hours you are scheduled to work on any given day will be by mutual agreement with the Board of Directors of Pennzoil-Quaker State Company and Pennzoil-Quaker State Company will rely upon you to accommodate such number of hours as is reasonably necessary to fulfill the spirit and purpose of this Agreement.

         5. Office and secretarial support will be furnished in Houston as described in Exhibit A to this Agreement. Pennzoil-Quaker State Company cars and aircraft may be utilized as described in Exhibit A to this Agreement.

         6. During the term of this Agreement, you will not, without the prior written consent of Pennzoil-Quaker State Company, engage directly or indirectly in any business
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                  or endeavor (financially as an individual, investor or lenders or as an employee, director, officer, partner, independent contractor, consultant or owner or in any other capacity calling for the rendition of personal services or acts of management, operation or control) which is in competition or inconsistent with, or adverse to or opposed to, the interests of Pennzoil-Quaker State Company. You should contact the Chief Executive Officer of Pennzoil-Quaker State Company to request such written consent prior to determining it is appropriate to engage in any particular business or endeavor. Notwithstanding the above, you are not prohibited from investing or trading on your own behalf in publicly traded securities of other companies.

         7. During the term of this Agreement, Pennzoil-Quaker State Company will pay you at the annual rate of $700,000, but in equal monthly amounts of $58,333.33 (except that the last payment shall be $58,333.37) on the first day of the month, commencing March 5, 2002, and continuing each month thereafter with the last payment payable on the first day of December, 2003. In addition, Pennzoil-Quaker State Company will reimburse you for all reasonable and necessary travel expenses incurred in performing services under this Agreement as described in Exhibit A to this Agreement. In the event of your death or disability, any amount unpaid under the terms hereof shall be paid to your spouse, if living, or to your estate, on the same terms as provided hereunder for payment, or, in the sole discretion of the Board of Directors of Pennzoil-Quaker State Company, at such earlier date as determined by the Board of Directors of Pennzoil-Quaker State Company.

         8. In addition to any other benefits to which you are entitled under this Agreement, during the term of this Agreement, Pennzoil-Quaker State Company will cover you under, and you will be a participant in, the Pennzoil-Quaker State Company Executive Severance Plan ("Executive Severance Plan") and for purposes of the Executive Severance Plan your Cash Severance Payment will be determined as the product of your annual rate of pay in Paragraph 7 above ($700,000) and three and will be in addition to any other benefits under this Agreement, with no offsets for benefits provided under any other plan or program of Pennzoil-Quaker State Company. Upon any Change in Control (as defined in the Executive Severance Plan), you shall be deemed to have terminated under conditions entitling you to immediate payment of the Cash Severance Payment and there shall be no reduction in your benefit by reason of attained age.

         9. Your Tax Protection Agreement dated as of December 30, 1998, will continue in effect.

         10. Your Excess Benefit Agreement dated as of December 30, 1998, will continue in effect.

         11. Your participation in the 2000 Pennzoil-Quaker State Company Long-Term Incentive Plan ("2000 LTIP") shall continue and, in the event of the occurrence of
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                  a Change in Control, as defined in the Executive Severance
                  Plan, occurring prior to January 1, 2004, you shall receive upon the consummation of such Change in Control, in lieu of any amounts to which you would otherwise be entitled under the 2000 LTIP, a cash payment equal to the product of (x) your annual salary rate as of December 31, 2000 ($890,000), and (y) the percentage of salary rate payout applicable under the 2000 LTIP determined as if the end of the performance period had occurred as of the day before the later to occur of (I) the announcement by Pennzoil-Quaker State Company of its intention to engage in a transaction that would constitute a Change in Control, or (II) a "person" (as defined in the Executive Severance Plan) other than Pennzoil-Quaker State Company announces that it will attempt a transaction that if consummated would constitute a Change in Control.

         12. Neither you, nor your spouse or other beneficiaries shall have the right to assign any part of your or their rights under this Agreement. This Agreement contains the entire understanding between Pennzoil-Quaker State Company and you regarding this matter and supersedes any prior agreement between the parties.

         13. This Agreement may not be changed or otherwise amended except by mutual consent evidenced in writing and executed by both parties to this Agreement.

         14.      This Agreement is governed by the laws of the State of Texas.

         15. This Agreement supersedes that certain Letter Agreement between you and Pennzoil-Quaker State Company dated May 4, 2000.

                                           Very truly yours,


                                           /s/ JAMES J. POSTL
                                           -------------------------------------
                                           James J. Postl
                                           President and Chief Executive Officer
                                           Pennzoil-Quaker State Company


Accepted and agreed to as of the
5th day of March, 2002.


/s/ JAMES L. PATE
----------------------
James L. Pate


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                   EXHIBIT A TO AGREEMENT DATED MARCH 5, 2002

                              SUPPORT AND EXPENSES


                  The following are the support and expenses obligations of Pennzoil-Quaker State Company (the "Company") to James L. Pate ("Mr. Pate") during the period ending December 31, 2003:

         1. Company cars and aircraft may be utilized under the same terms and conditions as have been applicable immediately prior to the date of the Agreement, with any personal use of aircraft subject to IRS imputed income requirements.

         2. Expenses incurred by Mr. Pate in furtherance of the Company's business shall be reimbursed in accordance with customary Company practices and procedures regarding expense reimbursements as in effect immediately prior to the date of this Agreement.

                  The following are the Company's obligations with respect to retired chief executive officers and will continue throughout Mr. Pate's retirement:

         1. Office space, furniture and equipment appropriate to the status of a retired chairman of the board of a publicly-held company will be provided.

         2. Company will employ an executive assistant, acceptable to Mr. Pate, who will be an employee of the Company with full participation in the Company's employee benefit plans, programs and practices. The executive assistant will report to Mr. Pate and the duties and compensation of that assistant will be determined by Mr. Pate (within the parameters of overall Company guidelines and policy).

         3. Mr. Pate and his executive assistant will be provided with parking spaces acceptable to Mr. Pate.

         4. Full reimbursement for cost of private ground transportation service used in lieu of a Company chauffeured car.